              ALLIANCE GLOBAL SMALL CAP FUND, INC.

                     ARTICLES SUPPLEMENTARY

         Alliance Global Small Cap Fund, Inc., a Maryland corporation having its principal office in the City of Baltimore
(hereinafter called the "Corporation"), certifies that:

         FIRST: The Board of Directors of the Corporation hereby increases the aggregate number of shares of capital stock that the Corporation has authority to issue by 11,912,500,000 shares and hereby classifies 2,975,000,000 of such shares as Class A Common Stock, 2,987,500,000 of such shares as Class B Common Stock, 2,975,000,000 of such shares as Class C Common Stock and 2,975,000,000 of such shares as Advisor Class Common Stock of the Corporation.

         SECOND: The Class A Common Stock, Class B Common Stock, Class C Common Stock and Advisor Class Common Stock, respectively, of the Corporation, as so classified herein, shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption as currently set forth in the Charter of the Corporation with respect to the Class A Common Stock, Class B Common Stock, Class C Common Stock and Advisor Class Common Stock, respectively, of the Corporation.

         THIRD:    A.  Immediately before the increase in
authorized capital stock provided for herein, the total number of shares of stock of all classes which the Corporation had authority to issue was 87,500,000 shares, the par value of each class of stock being $.01 per share, with an aggregate par value of $875,000.

                   B.  Immediately after the increase in
authorized capital stock provided for herein, the total number of shares of stock of all classes which the Corporation has authority to issue is 12,000,000,000 the par value of each class of stock being $.01 per share, with an aggregate par value of $120,000,000.

         FOURTH: The Corporation is registered as an open-end company under the Investment Company Act of 1940.

         FIFTH: The total number of shares that the Corporation has authority to issue has been increased by the Board of Directors of the Corporation in accordance with Section 2-105(c) of the Maryland General Corporation Law.

         SIXTH: The shares aforesaid have been duly classified by the Corporation's Board of Directors pursuant to authority and power contained in the Corporation's Charter.

         IN WITNESS WHEREOF, Alliance Global Small Cap Fund, Inc. has caused these Articles Supplementary to be executed by the Chairman of the Board of Directors of the Corporation and witnessed by its Secretary as of this 21st day of May, 1998. The Chairman of the Board of Directors of the Corporation who signed these Articles Supplementary acknowledges them to be the act of the Corporation and states under the penalties of perjury that, to the best of his knowledge, information and belief, the matters and facts set forth herein relating to authorization and approval hereof are true in all material respects.

                                  ALLIANCE GLOBAL SMALL CAP
                                  FUND, INC.

                                     /s/ John D. Carifa
                                  By:_______________________
                                     John D. Carifa
                                     Chairman
         /s/ Edmund P. Bergan, Jr.
WITNESS: _____________________
         Edmund P. Bergan, Jr.
         Secretary



























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